Exhibit 99.1

Tanger Elects Directors and Officers

GREENSBORO, N.C., May 19, 2017 Today, the shareholders of Tanger Factory Outlet Centers, Inc. (NYSE: SKT) elected the following directors to serve until the 2018 annual meeting of shareholders:

Thomas J. Reddin	Non-Executive Chairman of the Board
William G. Benton	Independent Director
Jeffrey B. Citrin	Independent Director
David B. Henry	Independent Director
Thomas E. Robinson	Independent Director
Bridget M. Ryan-Berman	Independent Director
Allan L. Schuman	Independent Director
Steven B. Tanger	Director

The Board of Directors also elected the following officers to serve until the 2018 annual meeting of shareholders:

Steven B. Tanger	Chief Executive Officer
Thomas E. McDonough	President & Chief Operating Officer
Chad D. Perry	Executive Vice President, General Counsel & Secretary
James F. Williams	Senior Vice President & Chief Financial Officer
Carrie A. Geldner	Senior Vice President & Chief Marketing Officer
Lisa J. Morrison	Senior Vice President of Leasing
Virginia R. Summerell	Senior Vice President of Finance & Treasurer
Charles A. Worsham	Senior Vice President of Construction & Development
Laura M. Atwell	Vice President of Marketing
Brian A. Auger	Vice President & Corporate Counsel
Leigh M. Boyer	Vice President & Corporate Counsel
Elizabeth J. Coleman	Vice President of Operations
Joshua D. Cox	Vice President of Tax
Rick L. Farrar	Vice President of Information Technology
Thomas J. Guerrieri Jr.	Vice President, Chief Accounting Officer & Controller
Cyndi M. Holt	Vice President of Investor Relations
Beth G. Lippincott	Vice President of Leasing
Quentin N. Pell	Vice President of Corporate Communications & Enterprise Risk Management
Mary E. Shifflette	Vice President of Leasing
Mary Anne Williams	Vice President of Human Resources

About Tanger Factory Outlet Centers
Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 43 upscale outlet shopping centers and one additional center currently under construction. Tanger's operating properties are located in 22 states coast to coast and in Canada, totaling approximately 14.8 million square feet, leased to over 3,100 stores which are operated by more than 500 different brand name companies. The Company has more than 36 years of experience in the outlet industry. Tanger Outlet Centers continue to attract more than 188 million shoppers annually. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's website at www.tangeroutlets.com.

CONTACT:

Jim Williams
SVP and CFO

(336) 834-6800
Jim.Williams@TangerOutlets.com

Cyndi Holt
VP of Investor Relations
(336) 834-6892
Cyndi.Holt@TangerOutlets.com